March 6, 2000
                                                      For Immediate Release
                                                      Contact: Barry Rubens
                                                               704.722.2404
                                                                Mark Hadley
                                                               704.722.3251


               CT Communications Announces 2-for1 Stock Split


         CT Communications, Inc. ("CTC" Nasdaq: CTCI) announced today that its Board of Directors approved a 2-for-1 split of its common shares. Holders of its common stock will receive one additional common share for every share held on the record date of March 15, 2000. Payment date for the split will be April 5, 2000.

         "When considering the strong price growth our common stock has seen in the past year, our prospects for continued growth and our concern for making our common stock accessible to all investors, we feel a stock split is most appropriate at this time," said, Barry R. Rubens, Chief Financial Officer. "We're pleased with the strong interest in our stock from investors and feel this stock split will help provide the liquidity required to meet their needs."

         As of March 1, 2000, CT Communications had approximately 9.5 million common shares outstanding. Upon completion of the split, the number will increase to approximately 19 million shares. This is the first split of the common stock since it began trading on the Nasdaq National Market on January 29, 1999.

         CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications services to residential and business customers located primarily in North and South Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and digital wireless services.